Exhibit 2.3

COMMON CROSS-BORDER MERGER PLAN

relating to the merger by absorption of Fiat Netherlands Holding N.V. with and into Fiat Industrial S.p.A.

prepared pursuant to Article 6 of Italian Legislative Decree no. 108 of May 30, 2008 and Title 2.7 of the Dutch Civil Code

Approved by the Board of Directors of Fiat Industrial S.p.A. on February 21, 2013 and by the Board of Directors of Fiat Netherlands Holding N.V. on the same date

This common merger plan (the “Merger Plan”) relates to the cross-border merger by (fusione per incorporazione) of Fiat Netherlands Holding N.V. (“FNH”), a wholly-owned direct subsidiary of Fiat Industrial S.p.A. (“FI”), with and into FI (the “FNH Merger”).

In the light of the nationality of FI and FNH, the FNH Merger shall qualify as a cross-border merger pursuant to Article 2 of the Italian Legislative Decree no. 108 of May 30, 2008 (the “Legislative Decree 108”) and Section 2:333c, paragraph 1, of the Dutch Civil Code (the “Dutch Code”). This Merger Plan was prepared by the board of directors of FI and FNH, pursuant to Article 6 of the Legislative Decree 108 and Title 2.7 of the Dutch Code, also on the basis of the merger agreement executed on November 25, 2012 (the “Merger Agreement”) by and between FI, FNH, FI CBM Holdings N.V. (“DutchCo”) and CNH Global N.V. (“CNH” and, together with FI, FNH and DutchCo, the “Merging Companies”).

In addition to the FNH Merger, the Merger Agreement also relates to:

(i)	the cross-border legal reverse merger of FI with and into DutchCo, a wholly-owned direct subsidiary of FI (“FI Merger”); and

(ii)	the domestic Dutch merger of CNH with and into DutchCo (“CNH Merger” and, together with the FI Merger, the “Mergers” or the “Transaction”).

The FI Merger and the CNH Merger represent steps of the same Transaction; therefore, the execution of each Merger shall take place only once all conditions precedent provided for the FI Merger and the CNH Merger are satisfied and all pre-completion steps are taken.

The FNH Merger represents a preliminary step of the overall Transaction and the completion of the FNH Merger is not conditional upon the execution and effectiveness of the FI Merger and the CNH Merger, these two Mergers representing separate steps of the same Transaction.

All the Merging Companies are part of FI group: in particular: (i) FNH is a wholly-owned direct subsidiary of FI; (ii) DutchCo is a wholly-owned direct subsidiary of FI; and (iii) CNH is an indirect subsidiary of FI (controlled through FNH which owns approximately 87% of CNH capital stock).

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Moreover, since FI directly owns the whole share capital of FNH, the FNH Merger qualifies as a “simplified merger” pursuant to Article 2505 of the Italian Civil Code, Article 18 of the Legislative Decree 108, as well as Section 2:333, paragraph 1, of the Dutch Code.

In the light of the above and pursuant to Article 15 of FI’s by-laws, the FNH Merger will be definitively approved by FI’s board of directors by a resolution adopted through a notarial deed, the approval by the extraordinary shareholders’ meeting of FI not being required, except if validly requested by at least 5% of the outstanding capital of FI, as provided under Article 2505 of the Italian Civil Code. FI will promptly communicate to the market the filing with the Companies’ Register of Turin of the Merger Plan and the adoption of the relevant resolution by the board of directors of FI.

As explained in the report drafted by the FI board of directors on the FNH Merger (the “Report on the FNH Merger”), the purpose of the FNH Merger is to achieve a simplification of the structure of the FI group by combining FNH into FI, with the consequent reduction of costs and overlap arising from the actual corporate structure. The FNH Merger would simplify the structure of the FI group regardless of the implementation of the Transaction.

In consideration of the nationality of FI and FNH, the relevant provisions of Title 2.7 of the Dutch Code and the Legislative Decree 108, this Merger Plan has been prepared in Italian, Dutch and English. In particular, Italian statutory law stipulates that this Merger Plan must be executed and filed in Italian.

This Merger Plan will be published in accordance with the applicable laws and regulations and will be made available on the corporate website of FI (www.fiatindustrial.com), as well as, for inspection, at the offices of FI and FNH for the persons that statutory law enables so to do.

1.	LEGAL FORM, NAME AND SEAT OF THE COMPANIES PARTICIPATING TO THE FNH MERGER

1.1	Fiat Industrial S.p.A., as absorbing company

•	Joint stock company (Società per Azioni) organized under the laws of the Republic of Italy;

•	registered office in Turin, Via Nizza 250;

•	share capital: Euro 1,919,433,144.74, fully paid-in;

•	no. 1,222,568,882 ordinary shares, having a nominal value of Euro 1.57 each and listed on the Mercato Telematico Azionario; and

•	VAT code, tax code and registration number with the Companies’ Register of Turin: 10352520018.

FI will be, following completion of the FNH Merger, the surviving company and will maintain its current legal form, company name and registered office and will, therefore, be subject to Italian law.

1.2	Fiat Netherlands Holding N.V., as absorbed company

•	Limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

•	official seat in Amsterdam, the Netherlands;

•	principal office address at Schiphol Boulevard 217 WTC Airport, 1118 BH Schiphol, The Netherlands;

•	issued share capital: Euro 2,610,397,295.00, fully paid-in;

•	no. 94,923,538 shares, having a nominal value of Euro 27.50 each;

•	registration number with the Amsterdam Chamber of Commerce: 33142210;

•	tax code: 003324436; and

•	VAT code: 003324436B01.

2.	BY-LAWS OF FI

No amendments of the FI by-laws will be approved in connection with the FNH Merger. In particular, following completion the FNH Merger, the surviving company, FI, will maintain its current legal form, company name and registered office and will be, therefore, subject to Italian law. A copy of the FI by-laws is attached to this Merger Plan as Schedule 1.

3.	BOARD OF DIRECTORS OF FI

As of the date of this Merger Plan, the board of directors of FI is composed of the following individuals: (a) Sergio Marchionne (chairman); (b) Alberto Bombassei; (c) Gianni Coda; (d) John Elkann; (e) Maria Patrizia Grieco; (f) Robert Liberatore; (g) Libero Milone; (h) Giovanni Perissinotto; (i) Guido Tabellini; (j) Jacqueline A. Tammenoms Bakker; and (k) John Zhao.

Upon completion of the FNH Merger, no changes are expected to be made in the current composition of the board of directors of FI.

4.	EXECUTION OF THE FNH MERGER FROM A LEGAL PERSPECTIVE

The FNH Merger does not entail any capital increase by FI since FI holds the whole share capital of FNH. Therefore, pursuant to Article 2505 of the Italian Civil Code, Article 18 of the Legislative Decree 108, Section 2:333, paragraph 1, of the Dutch Code and Article 15, paragraph 1, of the EU directive 2005/56/EC, it is not necessary to determine the:

(i)	exchange ratio;

(ii)	criteria for the allotment of FI shares; and

(iii)	criteria for the distribution of FI’s profits.

In the light of the above law provisions, the expert’s report provided for by Article 2501- sexies of the Italian Civil Code and Article 9 of the Legislative Decree 108 is not required.

All outstanding shares in the share capital of FNH shall be cancelled as a consequence of the FNH Merger becoming effective. Since FI is the sole shareholder of FNH, the provisions of Section 2:333h of the Dutch Code on compensation of minority shareholders do not apply and, therefore, no specific measures are foreseen in connection with the shareholding in FNH.

5.	THE REPORT ON THE FNH MERGER

Even though the FNH Merger represents a “simplified merger”, the board of directors of FI prepared, pursuant to Article 8 of the Legislative Decree 108 and Article 70, paragraph 2, of the Consob Regulation no. 11971/1999, the Report on the FNH Merger explaining to the shareholders and to the market the consequences of the FNH Merger and, more generally, the main aspects of the transaction herein presented. The Report on the FNH Merger is attached hereto as Schedule 2.

In the light of the fact that FNH is a wholly-owned direct subsidiary of FI and in the absence of persons, other than FI, holding rights towards FNH such as, for instance, rights to participate in profit distributions or rights to acquire newly issued shares in the share capital of FNH, the board of directors of FNH does not need to prepare any explanatory notes or report.

6.	EFFECTIVE DATE OF THE FNH MERGER

Pursuant to Article 15 of Legislative Decree 108 and Section 2:333i, paragraph 1, of the Dutch Code, the FNH Merger shall become effective as of the date of registration of the merger deed with the Companies’ Register of Turin, unless the merger deed provides for a later date (the “Effective Date”). Upon the FNH Merger becoming effective in accordance with Italian law, FNH will cease to exist as a stand-alone entity and its shares will be cancelled; as from the Effective Date, FI will acquire, under universal succession, among the others, all the assets and liabilities, real and movable assets, tangible and intangible assets belonging to FNH.

Effectiveness of the FNH Merger will be communicated by the Companies’ Register of Turin to the trade register of the Amsterdam Chamber of Commerce and the latter shall then proceed with the relevant cancellation of FNH.

The assets, liabilities and other legal relationships of FNH will be reflected in the accounts and other financial reports of FI as of January 1, 2013 and, therefore, the accounting effects of the FNH Merger will be recognized in the FI accounts from that date.

7.	IMPACT OF THE FNH MERGER ON THE ACTIVITIES OF FNH

The activities of FNH shall be continued by FI, in due consideration of the next steps of the Transaction.

8.	SPECIAL CONDITIONS, IF ANY, APPLICABLE TO SPECIFIC CATEGORIES OF SHAREHOLDERS OR HOLDERS OF RIGHTS OTHER THAN AS SHAREHOLDER

As far as the FNH Merger is concerned, no special conditions shall apply to the shareholders of FI or FNH and, in respect of FNH, there are no persons holding special rights against FNH, such as, for instance, rights to participate in profit distributions or rights to acquire newly issued shares in the share capital of FNH, other than as shareholder.

No particular rights to the dividends will be granted in connection with the FNH Merger.

9.	SPECIFIC BENEFITS, IF ANY, GRANTED TO MANAGEMENT OR TO ANY OTHER PERSONS

No benefits shall be granted to members of the board of directors of FI and FNH or to any other person in connection with the FNH Merger.

10.	SPECIFIC BENEFITS, IF ANY, GRANTED TO THE EXPERT EXAMINING THIS MERGER PLAN OR TO THE STATUTORY AUDITORS OF THE COMPANIES PARTICIPATING IN THE TRANSACTION

The expert’s report provided for by Article 2501-sexies of the Italian Civil Code and Article 9 of the Legislative Decree 108 is not required and has not been prepared.

No specific benefits connected with the FNH Merger were established for the members of the statutory auditors or the members of another control body of FI and FNH.

11.	INFORMATION ON THE PROCEDURES FOR THE INVOLVEMENT OF EMPLOYEES IN THE DEFINITION OF THEIR RIGHTS OF PARTICIPATION IN FI

Article 19 of Legislative Decree 108 regulating participation of employees is not applicable to the FNH Merger since neither FI nor FNH applies an employee participation system in the meaning of EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies.

In the light of the above, no special negotiation will have to be started and no other action whatsoever will have to be taken with regard to employees’ participation in the context of the contemplated FNH Merger.

12.	EXPECTED EFFECTS OF THE FNH MERGER ON EMPLOYMENT

The FNH Merger is not expected to have any material impact on the employees of FI and FNH.

Notwithstanding the fact that there is no material impact on employees and/or employment, FI will carry out the consultation procedure set out under Article 47 of Italian Law no. 428 of December 29, 1990, as amended.

Additionally, in accordance with the provisions of Article 8 of Legislative Decree 108, the Report on the FNH Merger will be made available to FI’s employees at least 30 days prior to the approval of the FNH Merger. The Report on the FNH Merger will be made available to FNH’s employees in accordance with the applicable laws and regulations at least 30 days prior to the final approval of the FNH Merger.

13.	INFORMATION ON THE VALUATION OF THE ASSETS AND LIABILITIES TO BE TRANSFERRED TO FI

The value of the assets and liabilities to be transferred to FI as a result of the FNH Merger will be determined on the basis of the relevant accounting net value as of the Effective Date. These assets and liabilities of FNH are indicated as of December 31, 2012 in the financial statements approved by the board of directors of FI and FNH, it being understood that FI merger accounts are the 2012 yearly financial statements.

The financial statements at December 31, 2012 for FI and FNH are attached to this Merger Plan as Schedules 3 and 4, respectively.

As the FNH Merger takes place on the basis of the book value and no goodwill is recorded in the books of FNH, there will be no goodwill impact. The FNH Merger will have no further material consequences for the freely distributable reserves.

14.	APPROVAL OF THE RESOLUTION TO EXECUTE THE FNH MERGER

Pursuant to Dutch law, this Merger Plan will have to be signed by each member of the board of directors of FI and FNH.

As regards to FI, since the FNH Merger is carried out through a simplified procedure and without prejudice to the rights recognized to the shareholders of FI pursuant to Article 2505, paragraph 3, of the Italian Civil Code, the FNH Merger will be definitively approved by FI board of directors through a resolution adopted by a notarial deed, except if validly required by 5% at least of the outstanding capital of FI as provided under Article 2505 of the Italian Civil Code.

15.	DISCLOSURE

This Merger Plan will be published in accordance with the applicable laws and regulations and will be made available on the corporate website of FI (www.fiatindustrial.com) as well as, for inspection, at the offices of FI and FNH for the persons that statutory law enables so to do.

Date: February 21, 2013

Schedule 1:	FI by-laws (Italian)

FI by-laws (English)

Schedule 2:	Report on the FNH Merger (Italian)

Report on the FNH Merger (English)

Schedule 3:	FI Financial Statements at December 31, 2012
(Italian)

FI Financial Statements at December 31, 2012
(English)

Schedule 4:	FNH Financial Statements at December 31, 2012
(Italian)

FNH Financial Statements at December 31, 2012
(English)

COMMON CROSS-BORDER MERGER TERMS

Fiat Industrial S.p.A.

Board of Directors

/f/s/o/ Sergio Marchionne	/f/s/o/ Libero Milone

/f/s/o/ Alberto Bombassei	/f/s/o/ Giovanni Perissinotto

/f/s/o/ Gianni Coda	/f/s/o/ Guido Tabellini

/f/s/o/ John Elkann	/f/s/o/ Jacqueline A. Tammenoms Bakker

/f/s/o/ Maria Patrizia Grieco	/f/s/o/ John Zhao

/f/s/o/ Robert Liberatore

COMMON CROSS-BORDER MERGER TERMS

FIAT NETHERLANDS HOLDING N.V.

Board of Directors

/f/s/o/ Hendrikus Cornelis van Leuven	/f/s/o/ Alfredo Altavilla

/f/s/o/ Jacob Meint Buit	/f/s/o/ Richard Joseph Tobin

Schedule 1

By-laws of Fiat Industrial S.p.A.

Article 1 — Name

A Joint Stock Company is hereby incorporated under the name “Fiat Industrial S.p.A.”.

The name may be written in either upper case or lower case letters, with or without punctuation marks.

Article 2 — Registered Office

The Company has its registered office in Turin (Italy).

Article 3 — Objects

The objects for which the Company is established are: to carry on, either directly or through wholly or partially-owned companies and entities, activities relating to passenger and commercial vehicles, transport, mechanical engineering, agricultural equipment, energy and propulsion, as well as any other manufacturing, commercial, financial or service activity.

Within the scope and for the achievement of the above purposes, the Company may:

•	operate in, among other areas, the mechanical, electrical, electromechanical, thermomechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;

•	acquire shareholdings and interests in companies and enterprises of any kind or form and purchase, sell or place shares and debentures;

•	provide financing to companies and entities it wholly or partially owns and carry on the technical, commercial, financial and administrative coordination of their activities;

•	purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;

•	promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;

•	undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, suretyships and other guarantees, including real security.

Article 4 — Duration

The Company is established for a period ending on 31 December 2100.

Article 5 — Share Capital

The issued share capital of the Company is €1,919,433,144.74 divided into 1,222,568,882 ordinary shares, having a par value of €1.57 each.

Article 6 — Shares

Shares are registered shares issued in dematerialized form.

Each share confers the right to participate pro rata in any earnings allocated for distribution and any surplus assets remaining upon a winding-up.

In addition, each share confers the right to vote with no restrictions whatsoever.

The Company’s share capital may also be increased through contributions in kind or receivables.

Article 7 — General Meetings

General Meetings of Shareholders may be called where the Company has its registered office, or elsewhere in Italy, by means of a notice published, on or before the statutory deadline, on the Company’s internet site, as well as in any other manner required by law. The notice may also provide for a single call only or a first, second and, for Extraordinary General Meetings only, a third call.

As the Company is required to prepare consolidated financial statements, an Ordinary General Meeting of Shareholders must be convened within 180 days after the close of the Company’s financial year

A General Meeting may also be called whenever the Board of Directors deems it appropriate and must be convened when required by law.

Article 8 — Attendance and Representation at General Meetings

Holders of voting rights who have obtained the appropriate documentary evidence from an authorized intermediary are entitled to attend a General Meeting or be represented by proxy. Communication thereof must be made to the Company in accordance with applicable law

At each General Meeting, the Company may designate one or more representatives upon whom holders of voting rights may confer proxy, giving instructions to vote on one or more motions on the agenda. Details of the designated representative(s) and the procedure and deadline for conferment of the proxy are to be provided in the notice of the general meeting.

A General Meeting may be held with attendees being in multiple adjacent or remote locations that are linked by a telecommunications system, provided that the correct procedures and the principles of good faith and equal treatment of all shareholders are observed.

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In such cases:

•	Notice of the General Meeting must state the audio/video link-up locations provided by the Company at which the Meeting may be attended and the Meeting will be deemed held at the location where the Chairman and the individual taking the Minutes of the Meeting are present;

•	The Chairman of the Meeting must, in his office as Chairman and/or through his delegated representatives present at the various link-up locations, be able to ensure that the Meeting is regularly convened, ascertain the identity of the attendees and their right to attend the Meeting, direct the proceedings and verify the result of any votes;

•	The individual taking the Minutes of the Meeting must be able to adequately follow any elements of the Meeting which are to be included in the Minutes;

•	All attendees must be able to participate in any discussion and vote simultaneously on the items on the Agenda.

The Board of Directors may institute a procedure for voting to be conducted electronically.

Proxies may be conferred electronically in conformity with applicable law.

Electronic notification of proxies may be given, in accordance with the procedures stated in the meeting notice, on the relevant section of the Company’s internet site or by message sent to the certified electronic mail address provided in the meeting notice.

Article 9 — Calling of General Meetings and Validity of Resolutions

Resolutions adopted in a General Meeting in accordance with the requirements of law and the Company By-laws are binding on all shareholders, including those who are absent or dissenting.

An Ordinary General Meeting shall be considered regularly convened when: at first call, at least one-half of shares are represented; at a single or second call, any portion of shares are represented.

Resolutions are adopted by an absolute majority of votes cast, except for the election of Directors and Statutory Auditors for which the provisions of Articles 11 and 17 shall apply.

An Extraordinary Meeting of Shareholders shall be considered regularly convened when: at first call, at least one-half of shares are represented; at second call, more than one-third of shares are represented; or, at a single or third call, at least one-fifth of shares are represented.

In an Extraordinary Meeting of Shareholders, resolutions are adopted with the favorable vote of at least two-thirds of shares represented at the Meeting.

The foregoing shall be without prejudice to any special majorities required by law.

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Article 10 — Chairmanship of General Meetings

General Meetings shall be chaired by the Chairman of the Board of Directors or, in his absence, by the Vice Chairman, if appointed. Where both are absent, the chair for the Meeting shall be selected by those shareholders present.

The Secretary shall be appointed by the shareholders present, upon the proposal of the Chairman. Where the law so provides, or where deemed appropriate by the Chairman of the meeting, the minutes may be drawn up by a notary public appointed by the Chairman, in which case appointment of a Secretary shall not be required.

Article 11 — Board of Directors

The Company is managed by a Board of Directors consisting of a number varying from nine to fifteen members, as determined by Shareholders in a General Meeting.

No one aged 75 or over shall be appointed as a Director.

The Board of Directors is appointed by using lists of candidates filed at the company’s registered office at least 25 days prior to the date of the meeting. If several lists are submitted, one of the members of the Board of Directors shall be chosen from the list that obtained the second highest number of votes. Lists may be submitted only by those shareholders who, individually or together with others, own voting shares representing a percentage no lower than the percentage which is mandatory under applicable law. Certification of the percentage held is to be submitted to the Company by an authorized intermediary at least 21 days prior to the date of the General Meeting. Details of the above, in addition to the procedures required for presentation of a list, are to be provided in the notice calling the meeting.

No single shareholder, nor shareholders that are controlled by or associated with the company pursuant to the Italian Civil Code, can present or vote, even by means of third parties or a trustee company, more than one list of candidates. Each candidate can be present in one list only, otherwise he will be considered ineligible.

The candidates included on the lists must be indicated in numerical order and satisfy the requirements of integrity imposed by law. The candidate who is indicated at number one on the list must also satisfy the legal requirements of independence, in addition to the requirements of the corporate governance code adhered to by the Company.

In order that the composition of the board of directors complies with laws relating to gender diversity, any list containing three or more candidates must include both men and women candidates.

Together with each list, the following shall also be deposited: comprehensive information on the personal and professional characteristics of the candidates and declarations in which the single candidates accept the candidature and, on their own responsibility, state that they satisfy the envisaged requirements. The candidates who do not comply with these rules are ineligible.

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Once Shareholders have, in a General Meeting, determined the number of directors to be elected, the following procedure shall be applied:

1.	all the directors except one shall be elected from the list that has obtained the highest number of votes, on the basis of the numerical order under which they appear on the list;

2.	in accordance with the law, one director shall be elected from the list that has obtained the second highest number of votes, on the basis of the numerical order under which the candidates appear on the list.

Lists that received a percentage of votes at the General Meeting that is less than half of the number required pursuant to the third paragraph of this article shall not be counted.

If, following application of the above procedures, the composition of the board of directors does not conform to the statutory requirements relating to gender diversity, the candidates elected from the list receiving the highest number of votes who are last in terms of the sequential order they appear on the list and who represent the majority in terms of gender, shall be replaced by candidates of the opposite gender from the same list who were not elected, beginning with the first in terms of the sequential order they appear on that list, until the statutory requirement has been met. In the absence of candidates adequate in number to meet the requirement relating to gender diversity, Shareholders shall proceed with the resolutions necessary to ensure the requirement can be met.

The foregoing rules for appointment of the Board of Directors do not apply if at least two lists are not submitted or voted on, or at General Meetings that must replace directors during their terms. In such cases, the Shareholder resolution shall be passed by a relative majority and must comply with the statutory requirements relating to the composition of the Board of Directors.

Without prejudice to what is set forth in this article, the appointment, revocation, expiration of the term of office, replacement or lapsing of Directors is governed by the applicable laws. If, during the term of office, one or more Directors leaves the Board, replacement of those Directors must fully comply with statutory requirements relating to the composition of the Board of Directors. However, if as a result of resignations or other reasons the majority of the Directors elected by Shareholders is no longer in office, the term of office of the entire Board of Directors will be deemed to have expired, and a General Meeting of Shareholders will be convened on an urgent basis by the Directors still in office for the purpose of electing a new Board of Directors.

Article 12 — Corporate Offices, Committees and Directors’ Compensation

The Board of Directors shall appoint, from among its members, a Chairman, a Vice Chairman, where deemed appropriate, and one or more chief executive officers. In the event of the absence or incapacity of the Chairman, the Vice Chairman, if appointed, shall assume his functions.

The Board of Directors may establish an executive committee and/or other committees having specific functions and tasks, determining both the composition and procedures of such committees. More specifically, the Board of Directors shall establish a committee to supervise the Internal Control System and committees for the nomination and compensation of directors and senior executives with strategic responsibilities.

After receiving the opinion of the Board of Statutory Auditors, the Board of Directors shall appoint the manager responsible for the preparation of the Company’s financial reports. The Board of Directors may vest with the relevant functions more than one individual provided that these individuals perform such functions together and have joint responsibility. Only a person who has acquired several years of experience in the accounting and financial affairs at large companies may be appointed.

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The Board of Directors may also appoint one or more Chief Operating Officers and may designate a Secretary, who need not be selected from among its members.

Compensation payable to the Directors and members of the executive committee shall be determined by Shareholders in a General Meeting and shall remain valid until or unless superseded by a further resolution. Compensation for Directors vested with particular offices shall be determined by the Board of Directors, after having received the opinion of the Board of Statutory Auditors. Shareholders may, however, set an aggregate amount for compensation of all Directors, including those vested with specific responsibilities.

Article 13 — Meetings and Duties of the Board of Directors

Meetings of the Board of Directors, called by the Chairman, are convened at least once each quarter and at any other time the Chairman deems appropriate or when requested by three or more Directors or a Director to whom powers have been delegated.

A meeting of the Board of Directors can also be called, after first notifying the Chairman, by one or more of the Statutory Auditors.

Meetings are called through written notice, accompanied by all materials pertinent to the discussion, to be sent at least five days prior to the date of the meeting, except in cases of urgency.

Meetings are presided over by the Chairman or, in his absence, by the Vice Chairman, if appointed. In the absence of both, another Director designated by the Board shall assume the chair.

Directors to whom powers have been delegated must report to the Board of Directors and the Board of Statutory Auditors at least once each quarter on general operating performance and expected future developments, as well as on transactions carried out by the Company or its subsidiaries that are particularly significant in terms of their size or other characteristics, and each Director is required to disclose any interest that they may have, either directly or on behalf of third parties, in any transaction to which the Company is a party.

On the basis of the information received, the Board of Directors: evaluates the adequacy of the Company’s organizational and administrative structure and accounting systems; reviews the Company’s strategic, industrial and financial plans; and, based on reports from the bodies with delegated powers, assesses the Company’s overall operating performance.

Directors and Statutory Auditors may participate in meetings through the use of a telecommunications system. In such cases, it must be possible to identify the individual participants and they must be able to follow the proceedings, participate in real time in discussion of the items on the agenda and receive, send or view documents.

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Article 14 — Resolutions of the Board of Directors

For any resolutions taken by the Board to be valid, the majority of serving Directors must be present. Resolutions are passed by an absolute majority of votes of the Directors present. In the event of a tie, the chairman of the meeting shall have the deciding vote.

Resolutions are to be recorded in minutes signed by both the chair and secretary of the meeting.

Article 15 — Powers of the Board of Directors

The Board is vested, without limitation, with the fullest powers for the ordinary and extraordinary management of the Company and has the authority to carry out any act, including acts of disposition, deemed appropriate to achievement of the Company’s purposes — including registration, subrogation, postponement or cancellation of mortgages, liens or priorities, in whole or in part, as well as effecting or cancelling registrations or notes of any kind, independently of the payment of debts to which such registrations or notes relate — without exclusion or exception other than those acts where the approval of Shareholders is required by law.

In addition to the power to issue non-convertible bonds, the Board of Directors is also authorized to adopt resolutions relating to:

•	merger and demerger of companies, where specifically allowed by law;

•	establishment or closure of branch offices;

•	designation of Directors empowered to represent the Company;

•	reduction of share capital in the event of shareholders exercising their right of withdrawal;

•	amendment of the By-laws to reflect changes in the law;

•	transfer of the Company’s registered office to another location in Italy.

The Board of Directors, and any individual or bodies it may delegate, shall also have the power to carry out, without the requirement for specific shareholder approval, all acts and transactions necessary to defend against a public tender or exchange offer, from the time of the public announcement of the decision or obligation to make the offer until expiry or withdrawal of the offer itself.

The Board of Directors, and any bodies it may delegate, shall also have the power to implement those decisions, not yet fully implemented either in whole or in part and that do not constitute the normal activities of the company, taken prior to the communication referred to hereinabove, the implementation of which may counter the achievement of the objectives of the offer.

Article 16 — Representation

The Chairman and Vice Chairman of the Board of Directors and the Chief Executive Officer, separately and individually, shall be the Company’s legal representatives in relation to the execution of resolutions adopted by the Board and in legal proceedings, as well as execution of other powers conferred on them by the Board.

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The Board of Directors may also confer on other Directors the power to represent the Company to third parties and in legal proceedings, including the power to give formal depositions as provided by law.

Article 17 — Election and Qualifications of the Statutory Auditors

The Board of Statutory Auditors is composed of 3 regular members and 3 alternate members. The minority has the right to appoint one regular and one alternate auditor.

All statutory auditors must be entered in the register of auditors and possess at least three years’ experience as a statutory account auditor.

The Board of Statutory Auditors is appointed on the basis of lists, filed at the Company’s registered office at least 25 days prior to the date of the meeting, in which candidates, whose number shall not exceed the number of statutory auditors to be appointed, are listed in numerical order. The list consists of two sections: one for candidates to the office of regular auditor, the other for candidates to the office of alternate auditor.

Only those shareholders who, alone or with others, hold in total voting shares representing a percentage no lower than that required by applicable laws for the submission of lists of candidates for the appointment of the company’s Board of Directors have the right to present lists of candidates.

Certification of the percentage held is to be submitted to the Company by an authorized intermediary at least 21 days prior to the date of the General Meeting. Details of the above, in addition to the procedures required for presentation of a list, are to be provided in the notice calling the meeting.

No single shareholder, nor shareholders belonging to the same group, nor shareholders who are parties of shareholders’ agreements whose object is the company’s shares, can present or vote, even by means of third parties or a trustee company, more than one list. Each candidate can be present in one list only, otherwise he will be considered ineligible.

Candidates who are within the legally applicable limit for the number of concurrent offices held and meet the requirements of integrity, professionalism and independence set forth in the law and this article may be included in lists of candidates. Statutory auditors whose term of office has expired may be re-elected.

For lists containing three or more candidates in total, the first two candidates for regular auditor must be of different genders to ensure that the composition of the Board of Statutory Auditors meets the legal requirements for gender diversity. Similarly, if the list contains two or more candidates for alternate auditor, the first two candidates appearing in the relevant section of the list must be of different genders.

8

The lists must also be accompanied by the following:

•	information as to the identity of the shareholders submitting the lists, with an indication of the total percentage equity interest held;

•	a statement by shareholders other than those having a controlling interest or relative majority interest, including jointly, in which they declare that they have no relation to such latter shareholders as provided in applicable law;

•	exhaustive information on the personal and professional characteristics of the candidates and a declaration in which the single candidates accept the candidature and state, on their own responsibility, that they satisfy the requirements laid down by law and by the company’s By- laws for the position in question;

•	a list of the positions as director or statutory auditor held by candidates in other companies and their undertaking that they will update said list at the date of the General Meeting.

Any candidate for which the above rules are not observed will be considered as ineligible.

If, at the deadline, only one list has been submitted or the lists have been submitted by shareholders that are related, on the basis of the above, notice to that effect shall be published in accordance with the legal requirement. In such event, the deadline shall be extended by a further three days and the minimum shareholding required for submission of a list reduced to half the percentage originally required.

The statutory auditors are elected as follows:

1.	two regular auditors and two alternate auditors are elected from the list that has obtained the highest number of votes from Shareholders, on the basis of the numerical order under which they appear in each section of the list;

2.	in compliance with the provisions of applicable law, the remaining regular auditor and the other alternate auditor are elected from the list that has obtained the second highest number of votes from Shareholders, on the basis of the numerical order under which they appear in each section of the list. In the case of a tied vote between lists, the candidates are appointed from the list submitted by the shareholders having the greater equity interest or, subordinately, by the greatest number of shareholders.

The chairmanship of the Board of Statutory Auditors will go to the first candidate from the list that has obtained the second highest number of votes as determined pursuant to preceding point 2.

Should it be impossible to proceed with the appointment according to the above described system, Shareholders shall resolve by relative majority in a General Meeting in conformity with the requirements of law and the by-laws relating to the composition of the Board of Statutory Auditors.

Where the requirements of the law or company articles are not met, the statutory auditor forfeits his office.

In the event of a statutory auditor being replaced, the first alternate auditor belonging to the same list as the auditor being substituted and who meets the statutory requirements relating to gender diversity shall, pursuant to confirmation of the existence of all other requirements for the office, join the Board for the remainder of the outgoing auditor’s term of office. In the event of a replacement of the Chairman, the office will be taken over by the statutory auditor that replaces him.

9

Where compliance with the legal requirements relating to gender diversity is not possible, a General Meeting must be called at the earliest possible date to conduct elections that will ensure the composition of the Board of Statutory Auditors does comply with those requirements.

Prior rules in matters of the appointment of statutory auditors do not apply to General Meetings that have to appoint regular and/or alternate auditors to return the number of members of the Board to its original level. In such cases, Shareholders resolve by relative majority in a General Meeting, basing the decision on the principle that minority shareholders shall be represented and the requirements of law and the by-laws relating to the composition of the Board of Statutory Auditors.

Meetings of the Statutory Auditors may be held by means of telecommunication systems. In such cases, the meeting is deemed to have been held at the location where it was convened and where at least one Statutory Auditor was present. In addition, it must be possible to identify the attendees, and they must be able to follow the proceedings, intervene in real time in the discussion of the topics on the Agenda and receive, send or view documents.

Article 18 — Independent Audits

Accounting audits shall be performed by a firm of independent auditors which satisfies the statutory requirements.

Appointment and removal of the certified auditors and determination of their compensation is at the discretion of Shareholders upon recommendation from the Board of Statutory Auditors.

The duration of the appointment, as well as the rights, duties and prerogatives of the independent auditors are subject to the provisions of law.

Article 19 — Financial Year

The Company’s financial year ends on December 31 each year.

Article 20 — Allocation of Profit

Net profit reported in the annual financial statements shall be allocated as follows:

•	to the legal reserve, 5% of net profit until the amount of such reserve is equivalent to one-fifth of share capital;

•	further allocations to the legal reserve, allocations to the extraordinary reserve, retained profit reserve and/or other allocations that Shareholders may approve;

•	to each share, distribution of any remaining profit that Shareholders may approve.

Where the Board of Directors sees fit in relation to the Company’s operating results and within the conditions established by law, it may authorize the payment of interim dividends during the year.

10

Any dividends unclaimed within five years of the date they become payable shall be forfeited and shall revert to the Company.

Article 21 — Shareholders’ right of withdrawal

The right of shareholders to withdraw is governed by the applicable laws, it being understood that this right is not available to shareholders who, either because absent or dissenting, did not vote in support of resolutions extending duration or introducing or removing restrictions on the circulation of shares.

The terms and procedures for the exercise of this right, the criteria used to determine share values and the share redemption process are governed by the applicable laws.

Article 22 — Domicile of Shareholders

For all matters regarding the relationship of Shareholders with the Company, their domicile shall be considered that recorded in the Shareholder Register.

The Company may, through the centralized share administration service, request that intermediaries provide details of the identity of shareholders and the number of shares registered to them on a particular date.

Article 23 — Winding-up

The Company shall be wound up in the cases provided for and in accordance with the term of the law.

It shall be for Shareholders, in a general meeting, to appoint one or more liquidators and determine their powers.

In the event of a winding up, the Company’s assets shall be distributed in an equal pro rata amount to all shares.

Article 24 — Transitional provisions

Provisions contained in Articles 11 and 17 whose purpose is to ensure compliance with the legal requirements relating to gender diversity shall apply from the first election of the Boards of Directors and Statutory Auditors subsequent to 12 August 2012.

February 21, 2013

On behalf of the Board of Directors

/s/ Sergio Marchionne

Sergio Marchionne

CHAIRMAN

11

Schedule 2

REPORT OF THE BOARD OF DIRECTORS OF FIAT INDUSTRIAL S.P.A. ON THE COMMON

CROSS-BORDER MERGER PLAN RELATING TO THE MERGER BY ABSORPTION OF FIAT

NETHERLANDS HOLDING N.V. WITH AND INTO FIAT INDUSTRIAL S.P.A.

This report was prepared pursuant to Article 2501-quinquies of the Italian Civil Code, Article 8 of the Legislative Decree no. 108 of May 30, 2008 and Article 70, paragraph 2, of the Consob

Resolution no. 11971/1999.

Dear Shareholders,

on February 21, 2013, the board of directors of Fiat Industrial S.p.A. (“FI”) approved the common cross-border merger plan relating to the merger by absorption (fusione per incorporazione) of Fiat Netherlands Holding N.V. (“FNH”), a wholly-owned direct subsidiary of FI, with and into FI (the “FNH Merger”).

This report was prepared pursuant to Article 2501-quinquies of the Italian Civil Code, Article 8 of the Italian Legislative Decree no. 108 of May 30, 2008 (the “Legislative Decree 108”) and, since FI’s shares are listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (“Mercato Telematico Azionario”), Article 70, paragraph 2, of the Consob Resolution no. 11971/1999 (the “Issuers’ Regulation”) and in compliance with the Scheme no. 1 of Annex 3A of the above Issuers’ Regulation (the “Report”).

Since FNH is a wholly-owned direct subsidiary of FI, the FNH Merger qualifies as “simplified” merger pursuant to Article 2505 of the Italian Civil Code, Article 18 of the Legislative Decree 108 as well as to Section 2:333c, first paragraph, of the Dutch Civil Code (the “Dutch Code”). For the same reason and pursuant to Section 2:333, paragraph 3, of the Dutch Code, the board of directors of FNH does not need to prepare any explanatory notes or report.

In the light of the above and pursuant to Article 15 of FI’s by-laws, the FNH Merger will be definitively approved by FI’s board of directors by a resolution adopted through a notarial deed, the approval by the extraordinary shareholders’ meeting of FI not being required, except if validly requested by at least 5% of the outstanding capital of FI as provided under Article 2505 of the Italian Civil Code. FI will promptly communicate to the market the filing of the FNH Merger Plan (as defined below) with the Companies’ Register of Turin and the adoption of the relevant resolution by the board of directors of FI.

The FNH Merger represents a preliminary step of the overall transaction as provided for by the merger agreement executed on November 25, 2012 by and between FI, FNH, FI CBM Holdings N.V. (“DutchCo”) and CNH Global N.V. (“CNH”), which entails, in addition to the FNH Merger:

(i)	the cross-border reverse merger of FI with and into DutchCo, a wholly-owned direct subsidiary of FI (the “FI Merger”); and

(ii)	the domestic Dutch merger of CNH with and into DutchCo (the “CNH Merger” and, together with the FI Merger, the “Transaction”).

The FNH Merger is not conditional upon the execution and effectiveness of FI Merger and CNH Merger, these two mergers representing separate steps of the same Transaction.

1	DESCRIPTION AND RATIONALE OF THE FNH MERGER

1.1 Preamble

The FNH Merger aims at simplifying the current chain of control referring to FI, with consequent reduction of costs and overlap arising from the actual corporate structure.

As anticipated in the introduction to this Report, on February 21, 2013, the board of directors of FI and the board of directors of FNH approved, among other things, the common cross-border merger plan relating to the FNH Merger (the “FNH Merger Plan”).

This Report is published in accordance with the applicable laws and regulations and, in particular, is made available on the corporate website of FI (www.fiatindustrial.com), as well as, for inspection, at the offices of FI for the persons that statutory law enables so to do.

1.2 Companies participating to the FNH Merger

1.2.1	Fiat Industrial S.p.A., as incorporating company

•	Joint stock company (Società per Azioni) organized under the laws of the Republic of Italy;

•	registered office in Turin, Via Nizza 250;

•	share capital: Euro 1,919,433,144.74, fully paid-in, divided into no. 1,222,568,882 ordinary shares, having a nominal value of Euro 1.57 each and listed on the Mercato Telematico Azionario; and

•	VAT code, tax code and registration number with the Companies’ Register of Turin: 10352520018.

FI will be, following completion of the FNH Merger, the surviving company, will maintain its current legal form, company name and registered office and will, therefore, be subject to Italian law.

1.2.2	Fiat Netherlands Holding N.V., as incorporated and disappearing company

•	Limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

•	official seat in Amsterdam, the Netherlands;

•	principal office address at Schiphol Boulevard 217 WTC Airport, 1118 BH Schiphol, The Netherlands;

•	issued share capital: Euro 2,610,397,295.00, fully paid-in, divided into no. 94,923,538 shares, having a nominal value of Euro 27.50 each;

•	registration number with the Amsterdam Chamber of Commerce: 33142210;

•	tax code: 003324436; and

•	VAT code: 003324436B01.

2	EXECUTION OF THE FNH MERGER FROM A LEGAL PERSPECTIVE

The FNH Merger does not entail any capital increase by FI, since FI holds the whole share capital of FNH. Therefore, pursuant to Article 2505 of the Italian Civil Code, Article 18 of the Legislative Decree 108, Section 2:333, paragraph 1, of the Dutch Code and Article 15, paragraph 1, of the EU Directive 2005/56/EC, it is not necessary to determine the:

(i)	exchange ratio;

(ii)	criteria for the allotment of FI shares; and

(iii)	criteria for the distribution of FI’s profits.

2

In the light of the above law provisions, the expert’s report provided for by Article 2501-sexies of the Italian Civil Code and Article 9 of the Legislative Decree 108 is not required.

All outstanding shares in the share capital of FNH shall be cancelled as a consequence of the FNH Merger becoming effective. Since FI is the sole shareholder of FNH the provisions of Section 2:333h of the Dutch Code on compensation of minority shareholders do not apply and, therefore, no specific measures are foreseen in connection with the shareholding in FNH.

The value of the assets and liabilities to be transferred to FI as a result of the FNH Merger will be determined on the basis of the relevant accounting net value as of the Effective Date. These assets and liabilities of FNH are indicated as of December 31, 2012 in the financial statements at that date approved by the board of directors of FI and FNH, it being understood that FI financial statements are the 2012 yearly financial statements.

No amendments to the FI’s by-laws will be approved in connection with the FNH Merger. In particular, following completion of the FNH Merger, the surviving company, FI, will maintain its current legal form, company name and registered office, and will be therefore subject to Italian law. In addition, no changes in the shareholder structure of FI will occur as a result of the FNH Merger.

3	EFFECTIVENESS OF THE TRANSACTION FOR THE PURPOSES OF THE FI FINANCIAL STATEMENT

Pursuant to Article 15 of Legislative Decree 108 and Section 2:333i of the Dutch Code, the FNH Merger shall become effective as of the date of registration of the merger deed with the Companies’ Register of Turin unless the merger deed provides for a later date (the “Effective Date”).

Upon the FNH Merger becoming effective in accordance with Italian law, FNH will cease to exist as a stand-alone entity; as from the Effective Date, FI will acquire, under universal succession, among the others, all the assets and liabilities, real and movable assets, tangible and intangible assets belonging to FNH and all the FNH shares will be cancelled. Effectiveness of the FNH Merger will be communicated by the Companies’ Register of Turin to the trade register of the Amsterdam Chamber of Commerce and the latter shall proceed with the relevant cancellation of FNH.

The assets, liabilities and other legal relationships of FNH will be reflected in the accounts and other financial reports of FI as of January 1, 2013 and, therefore, the accounting effects of the FNH Merger will be recognized in the FI accounts from that date.

From a Dutch tax perspective, the transaction implies the realization of the normal value (valore normale) of the assets owned by FNH. However, in the light of the fact that the assets mainly consist of shareholdings, the relevant capital gains will benefit of a complete tax exemption in the Netherlands.

From an Italian perspective, FI will be assigned all the assets and liabilities of FNH and no material tax charge will be entailed with regard to both direct and indirect taxes.

4	EFFECT OF THE FNH MERGER ON SHAREHOLDERS’ AGREEMENT

On December 11, 2012, an agreement was entered into between Exor S.p.A. and CNH and such agreement was then published; this agreement provides for the obligation by Exor S.p.A. towards CNH to attend and favorably vote at any shareholders’ meeting of FI called to resolve upon the Transaction.

On the basis of the publicly available information, it is therefore assumed that the Transaction may not have an impact on such agreement.

3

5	EVALUATION ON THE CASH EXIT RIGHTS — SHAREHOLDERS ENTITLED TO EXERCISE CASH EXIT RIGHTS

The FNH Merger will not entitle FI and/or FNH shareholders to exercise their cash exit rights.

6	IMPACT OF THE FNH MERGER ON SHAREHOLDERS, CREDITORS AND EMPLOYEES

Pursuant to Article 8 of the Legislative Decree 108, below is described the impact of the FNH Merger with respect to the current shareholders, creditors and employees.

6.1     Impact of the FNH Merger on the shareholders

FI shareholders will not suffer any direct consequence from the completion of the FNH Merger and the shareholding structure of FI will not change since FNH is a wholly-owned direct subsidiary of FI.

Furthermore, the FI shareholders’ rights regime and the modality through which shareholders’ rights have to be exercised will not change since FI will remain subject to Italian law and FI’s shares will remain listed on the Mercato Telematico Azionario.

6.2     Impact of the FNH Merger on creditors

FI’s creditors whose claims preceed the registration of the FNH Merger Plan with the Companies’ Register of Turin will be entitled to oppose the FNH Merger pursuant to Article 2503 of the Italian Civil Code within 60 days of the above registration of the FNH Merger Plan, unless such period is earlier terminated pursuant to the posting of a bond by FI sufficient to satisfy FI creditors’ claims, if any, or through the payment of the FI creditors or having obtained their consents. Also in case of opposition, the competent court — if it deems the risk of prejudice to creditors ungrounded or where FI has posted a bond sufficient to satisfy creditors’ claims — may nonetheless authorize the FNH Merger despite the opposition, pursuant to Article 2503 of the Italian Civil Code.

FNH’s creditors have the right to oppose the proposed FNH Merger by filing a formal objection to the FNH Merger Plan with the local court of Amsterdam, the Netherlands, pursuant to Section 2:316 of the Dutch Code, within a period of one month starting the day following the day of public announcement in a newspaper with national circulation in the Netherlands of the filing of the FNH Merger Plan. FNH must provide sufficient security to any opposing creditor unless the court finds that the opposing creditor has not sufficiently proven that the financial state of the acquiring company (i.e., FI) will provide less safeguard that its claim will be settled than before the FNH Merger. If creditor’s opposition is filed in time (i.e., before the end of the month period), the notarial deed of merger may not be executed unless the court ruling to release the oppostion has immediate effect or the opposition is withdrawn.

6.3     Impact of the Transaction on employees

Article 19 of Legislative Decree 108 regulating participation of employees is not applicable to the FNH Merger as none of FI and FNH are managed under an employee participation system pursuant to Article 2(1)(m) of the Legislative Decree no. 188 of August 19, 2005 or in the meaning of EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies.

The FNH Merger is not expected to have any material impact on the employees of FI and FNH.

Notwithstanding the fact that there is no material impact on employees and/or employment, FI will carry out the consultation procedure set out under Article 47 of Italian Law no. 428 of December 29, 1990, as amended.

4

Additionally, in accordance with the provisions of Article 8 of Legislative Decree 108, this Report will be made available to FI’s employees at least 30 days prior to the final approval of the FNH Merger. This Report will be made available to FNH’s employees in accordance with the applicable laws and regulations at least 30 days prior to the final approval of the FNH Merger.

* * * * *

February 21, 2013

On behalf of the Board of Directors

/s/ Sergio Marchionne

Sergio Marchionne

CHAIRMAN

5

Schedule 4

FIAT NETHERLANDS HOLDING N.V., AMSTERDAM

FINANCIAL STATEMENTS

At December 31, 2012

FINANCIAL STATEMENTS 2012

Table of Contents

Management Report
Structure and activities of the Company	3
Financial review and results	4
Main risks and uncertainties	5
Outlook for 2013	5

Financial statements

Financial statements
Corporate balance sheets	6
Corporate profit and loss accounts	7
Notes to the financial statements at December 31, 2012	8

MANAGEMENT REPORT

FIAT NETHERLANDS HOLDING N.V., (“The Company”) with legal seat in Amsterdam was incorporated on January 9, 1975 in the Netherlands and has its seat in Schiphol Boulevard 217, 1118 BH Luchthaven Schiphol, acts as an intermediate holding company.

As of December 31, 2012, Fiat Netherlands was a direct, wholly-owned subsidiary of Fiat Industrial S.p.A. (“Fiat Industrial”, and together with its subsidiaries, the “Fiat Industrial Group”). Fiat Industrial is a corporation organized under the laws of the Republic of Italy whose stock is traded on the Milan stock exchange. The Fiat Industrial Group’s three sectors design, produce and sell trucks, commercial vehicles, buses, special vehicles (Iveco), tractors, and agricultural and construction equipment (CNH), in addition to engines and transmissions for those vehicles and engines for marine applications (FPT Industrial).

The expression “Affiliated companies” in these Financial Statements is used to refer to companies directly or indirectly controlled by the ultimate parent company as of December 31, 2012, Fiat Industrial S.p.A.

Transactions of the Company are mainly in EUR and the gain or losses arising from the conversion of investments in subsidiaries which are denominated in foreign currency are included in shareholders’ equity.

On November 25, 2012, Fiat Industrial S.p.A, the parent company, and CNH Gobal N.V., the most significant subsidiary held by the Company for approximately 87%, entered into a definitive merger agreement to combine the businesses of Fiat Industrial and CNH. The terms of the merger agreement provide that Fiat Industrial and CNH will each merge into a newly-formed company organized under the laws of The Netherlands (“NewCo”). In connection with the merger, Fiat Industrial shareholders will receive one NewCo share for each Fiat Industrial common share and CNH shareholders will receive 3.828 NewCo shares for each CNH common share.

At the extraordinary meeting of shareholders of CNH Global N.V. held on December 17, 2012, the shareholders approved the following:

•

An amendment of CNH Global N.V.’s Articles of Association creating a separate class of shares (the “common shares B”) and conversion of all of the common shares held by the Company, representing approximately 87% of CNH Global’s entire issued and outstanding share capital, into common shares B.

•

A special dividend to shareholders in the amount of $10 per common share. As a result of the amendment to the Articles of Association, all of the common shares held by the Company converted into common shares B. Accordingly, the cash payment of $10 per common share was only made to CNH Global’s shareholders other than the Company, as the holders of its regular common shares. CNH Global paid the dividend, of approximately $305 million, in December 2012.

•

In addition, CNH Global’s shareholders approved an appropriation of retained earnings for $2.1 billion which represents $10 per common share B. CNH Global has classified this balance as a dividend payable for common shares B on the consolidated statement of financial position as of December 31, 2012. If the merger agreement is terminated, CNH Global would pay the special dividend of $10 per common share B. The terms of the merger agreement also prevent CNH Global from declaring any other dividend without the written consent of Fiat Industrial.

Accordingly the Company has classified EUR 1.6 billion (USD 2.1 billion) as a dividend receivable for common shares B on the corporate balance sheet as of December 31, 2012.

The merger agreement contains customary representations and warranties and the merger is subject to customary Closing conditions, including a condition capping the exercise of withdrawal rights by Fiat Industrial shareholders and opposition rights by Fiat Industrial creditors at €325 million in the aggregate. The merger is also subject to approval by the shareholders of each of Fiat Industrial and CNH Global. Fiat Industrial, as 87% shareholder of CNH Global (indirectly owned through the Company), has agreed to vote all of its CNH shares in favor of the merger at the applicable CNH shareholders’ meeting. The merger is expected to close during the third quarter of 2013.

The Company was a direct, wholly-owned subsidiary of Fiat S.p.A. (“Fiat”, and together with its subsidiaries, the “Fiat Group”) until December 31, 2010. On January 1, 2011, Fiat S.p.A effected a “demerger” under Article 2506 of the Italian Civil Code. Pursuant to the demerger, Fiat S.p.A. transferred its ownership interest in the Company to a new holding company, Fiat Industrial S.p.A. (“Fiat Industrial”, together with its subsidiaries, the “Fiat Industrial Group”), including Fiat’s ownership of CNH Global, as well as Fiat’s truck and commercial vehicles business (“Iveco”) and its industrial and marine powertrain business. Consequently, as of January 1, 2011, the Company became a subsidiary of Fiat Industrial S.p.A. In connection with the demerger transaction, shareholders of Fiat S.p.A. received shares of capital stock of Fiat Industrial S.p.A.

Financial review and results

For the financial year 2012 most of the subsidiaries reported a positive contribution and as a consequence the result of investments shows a positive amount of EUR 903’887 (2011: positive amount of EUR 740’843).

CNH Global N.V. is the largest subsidiary owned by the company and as such its profit had the most significant impact on the result of investments with EUR 880’860, followed by Iveco Espana S.L. with EUR 78’745.

In 2012, CNH Global N.V. consolidated accounts prepared in accordance with IFRS reported a net profit of USD 1’291 million compared to a net profit of USD 1’023 million in 2011. Given the holding nature of the Company, we are only highlighting the key financial developments in this Management’s report. Detailed analysis of the CNH Group, by far the largest subsidiary of the Company, including specific matters such as R&D and personnel, can be found in CNH’s 2012 annual accounts as well as CNH’s 2012 20-F reporting (available on CNH’s website). We refer further to the Fiat Industrial IFRS Financials, available on Fiat Industrial’s website, for detailed analyses of the Iveco Group.

Revenues of CNH Consolidated accounts

Total consolidated revenues were $20,629 million in 2012, an increase of $1,288 million, or 6.7%, from 2011. The increase was primarily due to higher volume and a more profitable product mix ($1,581 million) as well as improved net pricing ($566 million) on equipment sales. Partially offsetting the increase in revenues was the negative impact of foreign currency fluctuations on equipment sales of approximately 4.5% and a decrease of $91 million in Financial Services revenues primarily due to a decrease in benchmark interest rates, partially offset by a higher average portfolio.

Net sales of equipment increased in all regions in 2012 compared to 2011. The geographical distribution of net sales of equipment during 2012 was approximately 44% North America, 31% Europe, Africa, Middle East and the Commonwealth of Independent States (EAME & CIS), 15% Latin America, and 10% Asia Pacific (APAC) markets. Equipment net sales during 2012 were 81% agricultural equipment and 19% construction equipment, compared to 79% agricultural equipment and 21% construction equipment in 2011.

Agricultural equipment sales increased $1,474 million, or 10.4%, to $15,657 million. Excluding the negative impact of foreign currency fluctuations, agricultural equipment sales increased 14.8% and were favorable in all geographic regions. The increase in revenues was primarily driven by volume and a more profitable product mix ($1,577 million) and pricing ($477 million).

Construction equipment sales decreased $106 million, or 2.7%, to $3,770 million. Excluding the negative impact of foreign currency fluctuations, construction equipment sales increased 2.1%. On a constant currency basis, construction equipment sales were favorable in the North America and Latin America regions but unfavorable in the APAC and EAME & CIS regions. The increase in revenues was primarily driven by pricing ($89 million).

Financial Services revenues decreased $91 million, or 5.6%, to $1,538 million. The decrease in the average value of the managed portfolio, driven by higher volumes for Industrial Activities, was offset by a reduction in interest income reflecting a general reduction in market rates of interest.

Cost of Sales CNH Consolidated accounts

Total cost of sales increased $772 million or 4.9% to $16,443 million in 2012 compared to 2011. As a percentage of net revenues, cost of sales was 79.7% in 2012 compared to 81.0% in 2011. The improvement in gross profit in 2012 was primarily due to net pricing improvements and better product mix, partially offset by the negative impact of foreign currency translation and higher production costs.

Main risks and uncertainties

Liquidity and Capital Resources

The operations of the Company are capital intensive and subject to seasonal variations in financing requirements for dealer receivables and dealer and company inventories. Whenever necessary, funds from operating activities are supplemented from external sources. The Company expects to have available its cash reserves and cash generated from operations and from sources of debt and financing activities that are sufficient to fund its working capital requirements, capital expenditures and debt service at least through the end of 2013.

Outlook for 2013

Demand in the agricultural and construction equipment markets is expected to be slightly positive for 2013 compared to 2012. Agricultural equipment demand is projected to be flat to up 5% on the back of firm agricultural commodity prices. Demand for tractors is expected to be flat to up 5% due to growth in the Latin America, North America and APAC regions being partially offset by declines in the EAME & CIS region. Demand for combines is expected to be flat to up 5% primarily due to growth in the Latin America and APAC regions, partially offset by declines in the EAME & CIS region.

Construction equipment demand is expected to recover with industry retail unit sales expected to be flat to up 5% for 2013 compared to 2012. Light equipment demand is expected to be flat to up 5% with growth in the Latin America and APAC regions being partially offset by declines in the North America and EAME & CIS regions. Heavy equipment demand is expected to be flat to up 5% with growth in the Latin America and APAC regions being partially offset by declines in North America.

FIAT NETHERLANDS HOLDING N.V.

CORPORATE BALANCE SHEETS

(Before profit appropriation)

(€ thousand)	Note	At December 31, 2012	At December 31, 2011
Assets
FIXED ASSETS
Financial fixed assets	(2)	6,554,691	7,272,576

Total fixed assets		6,554,691	7,272’576

NON-CURRENT ASSETS
Long term receivables from subsidiaries and affiliated companies	(3)	100,518	132,454

Total Non-current assets		100,518	132,454

CURRENT ASSETS
Receivables from subsidiaries and affiliated companies	(4)	1,667,149	12,851
Accrued interest and other receivables		8,397	8,503

Total Current assets		1,675,546	21’534

Total Assets		8,330,755	7,726,384

Shareholder’s Equity and Liabilities
SHAREHOLDERS’ EQUITY
Ordinary share capital	(5)	2,610,397	2,610,397
Ordinary share premium	(5)	2,619,630	1,984,630
Legal reserves	(5)	1,115,085	470,449
Retained earnings	(5)	479,995	774,308
Result for the period	(5)	890,958	726,147

Total shareholder’s equity		7,716,065	6,565,931

LONG TERM LIABILITIES
Loans payables to affiliated companies	(6)	154,366	146,407

Total long term liabilities		154,366	146,407

CURRENT LIABILITIES
Payables to affiliated companies	(6)	453,393	707,243
Accrued expenses and other liabilities		6,931	6,803

Total current liabilities		460,324	714,046

TOTAL Shareholder’s Equity and Liabilities		8,330,755	7,426,384

See accompanying notes to the financial statements.

FIAT NETHERLANDS HOLDING N.V.

CORPORATE PROFIT AND LOSS ACCOUNTS

(€ thousand)	Note	2012	2011
Other Income / (Expense)
Other operating income		181	193
Legal, audit and other professional fees		(552)	(797)
Other expense	(10)	(601)	(457)

TOTAL OTHER INCOME / (EXPENSE)		(972)	(1,061)

Financial Income / (Expense)
Interest income - affiliates	(8)	9,756	4,661
Interest income - third parties	(8)	282	299
Interest expense – affiliates	(8)	(22,137)	(18,901)
Net exchange loss	(8)	(6)	(5)
NET FINANCIAL INCOME / (EXPENSE)		(12,105)	(13,947)
Net Operating Loss		(13,077)	(15,008)
Results from investments	(9)	903,887	740,843
Results before tax		890,810	725,835
Income tax benefits	(7)	148	312
NET PROFIT		890,958	726,147
PER SHARE DATA:
Basic profit per share
Diluted profit per share

See accompanying notes to the financial statements.

NOTES TO THE FINANCIAL STATEMENTS AT DECEMBER 31, 2012

1. Accounting policies

General

The financial statements are part of the financial statements of Fiat Netherlands Holding N.V. and are prepared in accordance with the legal requirements of Title 9, Book 2 of the Dutch Civil Code. In addition, article 2:362 paragraph 8 of the Dutch Civil Code is being applied, under which it is allowed to use the same (IFRS) valuation principles for the Dutch GAAP financial statements as used in the consolidated financial statements. Except where otherwise indicated, all assets and liabilities are stated at the amounts at which they were acquired or incurred.

All amounts included in the financial statements are stated in EUR thousand unless otherwise indicated.

Valuation and accounting principles

The standards of valuation and determination of the result used for the financial statements are the same as those used for the consolidated financial statements. Unless other standards are stated, the reader is referred to the standards stated in the consolidated financial statements.

Financial fixed assets

Financial fixed assets comprise investments in Subsidiaries and are stated at net asset value if the Company effectively exercises significant influence over the operational and financial activities of these investments. The net asset value is determined on the basis of financial statements prepared in accordance IFRS.

If the equity of a subsidiary turns negative as a result of operating losses, the value of Fiat Netherlands Holding’s investment in the subsidiary will be reduced to zero. If Fiat Netherlands Holding has the legal or constructive obligation to continue funding such a subsidiary or has guaranteed its debt, a provision is made in the amount equal to the negative equity of the subsidiary.

Income taxes

Current income taxes are provided on the basis of the tax liability for the year in accordance with tax legislation in The Netherlands.

2. Financial fixed assets

Direct Investments as of December 31, 2012, and 2011 are summarized as follows:

		€ thousand	% of	% of
		Book value	Ownership	Ownership
Name of the company	Country	31.12.12	31.12.12	31.12.11
CNH Global N.V.	The Netherlands	4’926’191	88.427%	88.382%
Iveco Nederland B.V.	The Netherlands	33’022	100.000%	100.000%
Iveco Magirus A.G.	Deutschland	56’663	88.340%	88.340%
AMCE-Automotive Manufacturing Co.	Ethiopia	4’716	70.000%	70.000%
Iveco Otomotiv Ticaret A.S.	Turkey	8’403	100.000%	100.000%
Iveco AMT Ltd.	Russia	5’914	33.330%	33.330%
Iveco Arac Sanayi Ve Ticaret A.S.	Turkey	8’878	100.000%	100.000%
Iveco-Austria Gesellschaft m.b.H.	Austria	11’232	100.000%	100.000%
Iveco Belgium N.V.	Belgium	23’129	99.983%	99.983%
Iveco Danmark A.S.	Denmark	19’153	100.000%	100.000%
Iveco Espana S.L.	Spain	712’875	100.000%	100.000%
Iveco France S.A.	France	271’683	49.674%	49.674%
Iveco Holding Limited	England	(8’584)	100.000%	100.000%
Iveco Norge A.S.	Norway	4’307	100.000%	100.000%
Iveco Partecipazioni Finanziarie S.r.l.	Italy	—	—	100.000%
Fiat Industrial Finance France SA	France	29’190	99.998%	99.998%
Transolver Finance SA	France	30’684	100.000%	—
Iveco Poland Sp z.o.o.	Poland	16’133	100.000%	100.000%
Iveco Portugal Com. de Vehiculos Ind. S.A.	Portugal	11’999	99.997%	99.997%
Iveco Russia LLC	Russia	19’919	99.960%	99.960%
Iveco South Africa (Pty) Ltd.	S.Africa	45’142	100.000%	100.000%
Iveco Sweden Aktiebolag	Sweden	7’568	100.000%	100.000%
Iveco Trucks Australia Ltd.	Australia	101’935	100.000%	100.000%
Iveco Ukraine LLC	Ukraine	1’944	100.000%	100.000%
Iveco Venezuela C.A,	Venezuela	85’731	62.688%	62.688%
Mediterranea de Camiones S.L.	Spain	(1)	0.125%	0.125%
Transolver Finance E.F.C. S.A.	Spain	6’917	50.000%	50.000%
Iveco Finland OY	Finland	275	100.000%	100.000%
Iveco FS Holding Ltd.	England	119’673	100.000%	—

Investments in Subsidiaries		6’554’691

The movements for 2012 and 2011 are as follows:

(€ thousand)	2012	2011
Balance at beginning of year	7,272,576	6,414,829
Contribution to investments	159,463	155,000
Sales of investments	(25,446)	—
Gain on disposal of Iveco Partecipazioni Finanziarie S.p.A.	807	—
Adjustment sale of Fiat Group Automobiles Netherlands BV	—	4,063
Sale of Fiat Group Automobiles Netherlands BV	—	(4,063)
Conditional dividend from CNH Global N.V.	(1,605,776)
Dilution of investments	(16,455)	(7,510)
Results from investments	919,535	744,290
Dividends received	(4,188)	(1,194)
Foreign exchange movements	(249,131)	(75,616)
Other	103,306	42,777

Balance at end of year	6,554,691	7,272’576

As at December 31, 2012 the Company owned 87.371% (2011: 88.325%) of the outstanding common shares and 87.427% (2011: 88.382%) of voting power of the outstanding stock of CNH GLOBAL N.V.

CNH Global N.V. is the largest subsidiary owned by the Company and as such its profit had the most significant impact on the results of investments.

Valuation of Investments

As at December 31, 2012, all investments were valued consistently with the accounting policy on Financial fixed assets. The book values have been adjusted in order to mirror the net asset value of the individual investment as at December 31, 2012. In case a subsidiary owns in turn other investments (ie indirect subsidiaries), the net asset value is worked out taking into consideration the consolidated equity of the direct subsidiary as at the end of December 2012.

Conditional dividend

At the extraordinary meeting of shareholders of CNH Global N.V. held on December 17, 2012, the shareholders approved the following:

•

An amendment of CNH Global N.V.’s Articles of Association creating a separate class of shares (the “common shares B”) and conversion of all of the common shares held by the Company, representing approximately 87% of CNH Global’s entire issued and outstanding share capital, into common shares B.

•

A special dividend to shareholders in the amount of $10 per common share. As a result of the amendment to the Articles of Association, all of the common shares held by the Company converted into common shares B. Accordingly, the cash payment of $10 per common share was only made to CNH Global’s shareholders other than the Company, as the holders of its regular common shares. CNH Global paid the dividend, of approximately $305 million, in December 2012.

•

In addition, CNH Global’s shareholders approved an appropriation of retained earnings for $2.1 billion which represents $10 per common share B. CNH Global has classified this balance as a dividend payable for common shares B on the consolidated statement of financial position as of December 31, 2012. If the merger agreement is terminated, CNH Global would pay the special dividend of $10 per common share B. The terms of the merger agreement also prevent CNH Global from declaring any other dividend without the written consent of Fiat Industrial.

Accordingly the Company has classified EUR 1’605’776 as a dividend receivable for common shares B on the corporate balance sheet as of December 31, 2012 and at the same time the Investment in CNH Global was reduced by the same amount.

Iveco Partecipazioni Finanziarie S.r.l.

During the fourth quarter of 2011, the Fiat Industrial Group determined the means by which the joint venture with Barclays in Iveco Finance Holdings Limited (IFHL), which manages financial services activities (retail and dealer) for Iveco in Italy, Germany, France, the UK and Switzerland, would be mutually terminated. This agreement contains an undertaking from Iveco to purchase the 51% interest held by Barclays, subject to receipt of the necessary regulatory approvals, by 31 May 2012 at a contractually agreed price (approximately €119 million), in addition to providing funding for IFHL’s activities from 1 January 2012. For retail financing activities, the funding arrangements will be as follows: securitisation with Barclays of the portfolio existing at 31 December 2011; vendor programme agreements with BNP-Paribas in Germany and France for new financing generated from 1 January 2012; arrangement in Italy with Intesa Sanpaolo to fund the future portfolio; and direct funding of the portfolio in Switzerland and the UK. For dealer financing activities, funding will be provided through a three-year pan-European securitisation programme arranged with Barclays.

As a result of the agreements with Barclays reached at the end of December 2011, the Fiat Industrial Group has consolidated the assets and liabilities of the investment in IFHL on a line-by-line basis at 31 December 2011.

As at December 31, 2011 the share of ownership of Iveco Partecipazioni Finanziarie S.r.l in Iveco Finance Holdings Limited equal to 49%.

During 2011 the Company contributed to Iveco Partecipazioni Finanziarie S.r.l.an amount of EUR 155 million.

On December 28, 2012 the 100% interest held in Iveco Partecipazioni Finanziarie S.r.l. was sold to Iveco S.p.A., for a consideration of EUR 25’446. The Company recorded a profit on disposal of Investment of EUR 807.

Contribution to Investments

In the frame of a project to reorganize the participations in the indirectly controlled companies providing financial services to IVECO sector, subsequent to termination of the joint-venture with Barclays Group, the Company purchased the whole participation in Transolver Finance S.A. from Iveco Finanziaria S.p.A. for a total amount of EUR 31’207, which was the market value of the Investment calculated on the basis of the IFRS Equity as at June 30, 2012. The amount was paid in two tranches, being October 2, and October 31, 2012.

Within the same project, on July 27, 2012 Iveco FS Holdings Limited was set up in England with an initial share capital of EUR 1. Subsequently, on October 29, 2012 the company contributed to the investment a further amount of EUR 119’999 in order to strengthen the economic and financial position of the newly set up Investment.

On December 21, 2012 the company carried out a capital injection to its subsidiary, Iveco Arac Sanayi Ve Ticaret A.S. for a total amount of TRY 11’500 (EUR 5’000).

In the context of a new Shareholders, Investment and Step Agreement between the Company and Santander Consumer Finance S.A., for Transolver Finance Establecimiento Financiero de Credito S.A., on December 18, 2012 the Company carried out a capital increase in the Joint Venture for EUR 3’250. Other capital injections are planned in 2014 and 2015 for a total additional amount of EUR 6’500.

CALL OPTION

In addition to the “Share purchase agreement” signed in July 2010, Fiat Gestione Partecipazioni S.p.A (formerly IVECO SpA) granted to the Company the option right to purchase at any time with no limitation of time the following equity interests:

Company	% of Equity Interest
Iveco Magirus AG	6.000%
Iveco Investitions GmbH	0.980%
IAV Industrie Anlagen Verpachtung GmbH	5.000%
EFFE Grundbesitz GmbH	10.000%
Iveco Magirus Fire Fighting GmbH	9.968%
Iveco Magirus Brandschutztechnik GmbH	0.236%

Should the Company exercise the Call Options, the purchase prices for the various optioned Equity Interests shall be equal to the respective net equity values, calculated in accordance with IFRS of the Equity Interests at the time of exercise of the Call Options. As such the fair value of these Call Options is considered to be nil.

In 2012 and 2011 the Company did not exercise any Call Options.

3. Long term receivables from subsidiaries and affiliated companies

At December 31, 2012 Fiat Netherlands Holding had a long term receivable and a short term receivable from Afin Leasing IFN S.A., Bucharest, in the amount of EUR 100.5 million (2011: EUR 132.4 million) and EUR 31.9 million (2011: EUR 10.9 million) respectively.

The aggregate maturities of the long term loans are as follows:

Maturity date	31.12.2012	31.12.2011
2013	—	31’936
2014	21’568	21’568
2015	35’707	35’707
2016	18’234	18’234
2017	9’267	9’267
2018	4’652	4’652
2019	2’576	2’576
2020	8’514	8’514

	100’518	132’454

The interest rate is fixed for each individual loan and range between 6% and 9%, depending on the period of inception and the solvency of the final dealer.

Within the Trucks and Commercial Vehicles Sector of Fiat Industrial Group, the company Afin Leasing IFN S.A., Bucharest, (AFIN IFN) is a financial company that operates in Romenia and that is 99.8% controlled by Afin Leasing AG (ALAG), a financial services company located in Austria; ALAG is 100% directly controlled by Iveco International Trade Finance SA (IITF) a company located in Switzerland which in turn is 100% owned by Iveco Partecipazioni Finanziarie S.r.l. The latter is 100% directly controlled by the Company.

Up till September 2011 AFIN IFN in order to conduct its own business was financed by ALAG and IITF which in turn was financed by Fiat Industrial Finance Europe S.A., Luxembourg (FIFE).

As a consequence of the dismissal of certain activities of IITF and the reorganization of the financial flows within the Fiat Industrial Group after the demerger from the Fiat Group, the Company bought on a without recourse basis from IITF the receivables that IITF had outstanding towards AFIN IFN as at September 1, 2011. At the same time the Company acquired the borrowings related to the receivables that IITF had outstanding towards FIFE as at September 1, 2011. Refer to note 5.

The two Assignment Agreements, one between FIFE, IITF and the Company with regard to the borrowings, and the other between IITF, AFIN IFN and the Company with regard to the receivables, were signed on September 27, 2011.

As consideration for the Assignment of the receivables, the Company paid to IITF an amount calculated by discounting the future cash flows related to the Assigned Receivables at the Euro yield curve, increased by the spread currently applied to similar loans (400 bps) plus a margin of 50 bps. On the other hand, IITF paid to the Company an amount calculated by discounting future cash flows related to the assigned borrowings at the Euro yield curve, increased by the spread currently applied to similar borrowings (400 bps).

4. Receivables from subsidiaries and affiliated companies

As at December 31, 2012 Receivables from investments companies due within one year were as follows:

€ thousand	2012	2011
Iveco Nederland B.V.	595	48
CNH Belgium N.V.	2	2
CNH Financial Services SAS	2	2
Iveco Espana S.L.	644	490
Iveco France S.A.	160	268
Iveco S.p.A.	25.583	553
Iveco AMT Ltd.	870	354
AMCE-Autom.Manuf.Co.Eth.	1.260	—
Iveco Magirus AG	137	264
Iveco Truck Australia Ltd.	92	—
CNH Global N.V.	1.605.812	—
Iveco Limited	55	—
AFIN Leasing IFN	31.937	10.870

	1.667.149	12.851

5. Shareholders’ equity

Movements in shareholders’ equity are summarized as follows:

(€ thousand)

Legal reserves
		Share	Retained	Other legal		Total legal	Result
	Share capital	premium	earnings	reserves	CTA	reserves	for the year	Total
Balance as at 31.12.2010	2’610’397	1’184’630	1’117’936	486’097	(250’480)	235’617	374’043	5’522’623

Appropriation of result 2010	—	—	374’043	—	—	—	(374’043)	—
Foreign exchange movements	—	—	—	—	(75’616)	(75’616)	—	(75’616)
Other movements	—	—	42’777	—	—	—	—	42’777
Dividend payment	—	—	(450’000)	—	—	—	—	(450’000)
Shareholders’ contribution	—	800’000	—	—	—	—	—	800’000
Adjustment legal reserves	—	—	(310’448)	310’448	—	310’448	—	—
Result for the year	—	—	—	—	—	—	726’147	726’147

Balance as at 31.12.2011	2’610’397	1’984’630	774’308	796’545	(326’096)	470’449	726’147	6’565’931

Appropriation of result 2011	—	—	726’147	—	—	—	(726’147)	—
Foreign exchange movements	—	—	—	—	(249’131)	(249’131)	—	(249’131)
Other movements	—	—	103’307	—	—	—	—	103’307
Dividend payment	—	—	(230’000)	—	—	—	—	(230’000)
Shareholders’ contribution	—	635’000	—	—	—	—	—	635’000
Adjustment legal reserves	—	—	(893’767)	893’767	—	893’767	—	—
Result for the year	—	—	—	—	—	—	890’958	890’958

Balance as at 31.12.2012	2’610’397	2’619’630	479’995	1’690’312	(575’227)	1’115’085	890’958	7’716’065

As at December 31, 2012 and 2011 the authorized share capital amounts to EUR 5’500’000 divided into 200’000’000 shares each having a nominal value of EUR 27.50, of which 94’923’538 shares have been issued and fully paid.

Legal reserves have been properly classified as a separate component in equity based on the disclosure of the legal reserves carried out in the statutory accounts of the most significant subsidiaries of the Company. The total legal reserves amount to EUR 1,115,085 and EUR 470’449 (sum of other legal reserves and CTA) as of December 31, 2012 and 2011, respectively.

The Other Legal reserves consist primarily of the equity value of the (indirect) investments of CNH Global NV in China, India and Brazil and the cumulative share in income of joint ventures less dividends received and adjusted for any direct equity movements. In addition the Other Legal reserves include the total amount capitalized as at December 31, 2012 for Research & Developments activities.

The “Other movements” in Equity include the effects of cash flow hedges comprised in the financial statements of the subsidiaries.

On April 20, 2012 Fiat Industrial S.p.A. contributed to the Company for no consideration and as a share premium contribution on shares in the Company’s capital that have already been issued and fully paid-up, the sum of EUR 635’000.

On December 20, 2012, the Company distributed a dividend of EUR 230’000 to Fiat Industrial S.p.A., the sole shareholder as at December 31, 2012.

On February 22, 2011 Fiat Industrial S.p.A. contributed to the Company for no consideration and as a share premium contribution on shares in the Company’s capital that have already been issued and fully paid-up, the sum of EUR 800’000.

On December 27, 2011, the Company distributed a dividend of EUR 450’000 to Fiat Industrial S.p.A., the sole shareholder as at December 31, 2011.

6. Payables to investments and affiliated companies

At December 31, 2012 Fiat Netherlands Holding had a long term financial payable to Fiat Industrial Finance Europe S.A. of EUR 154.3 million (2011: EUR 146.4 million) and a short term financial payable to Fiat Industrial Finance Europe S.A of EUR 453.4 million (2011: EUR 707.2 million). Part of these borrowings are related to the finance of the Afin Leasing IFN S.A., Bucharest. Refer to note 3.

The aggregate maturities of the long term borrowings are as follows:

Maturity date	31.12.2012	31.12.2011
2013	—	(49’347)
2014	(43’443)	(34’847)
2015	(36’654)	(29’347)
2016	(20’576)	(14’365)
2017	(18’279)	(13’000)
2018	(35’414)	(5’500)

	(154’366)	(146’407)

The short term financial payable includes the current account that at December 31, 2012 shown a balance of EUR 393.9 million (2011: EUR 617.9 million). The remaining part is made up by short term borrowings.

The current account with Fiat Industrial Finance Europe S.A bears floating interest rate equal to Euribor 1 month plus a spread of 350 bps.

The long term financial payables and the short term financial payables to Fiat Industrial Finance Europe S.A which are related to the finance of Afin Leasing IFN S.A. as at December 31, 2012 amount to EUR 97.1 million (2011: EUR 146.4 million) and EUR 49.4 million (2011: EUR 10.0 million) respectively and bear fixed interest rate that range between 3% and 9%, depending on the date of inception.

The remaining part of the long term financial payables and the short term financial payables to Fiat Industrial Finance Europe S.A amounting to EUR 57.3 million (2011: EUR 0) and EUR 10.1 million (2011: EUR 79.3 million) respectively bear floating interest equal to Euribor 3 months plus a spread of 375 bps.

7. Income tax payable

Since January 1, 2006 the Company forms a fiscal unity for corporate income taxes together with Iveco Nederland B.V. and is therefore severally liable for the tax payables of the fiscal unit regime. Due to the demerger of the Fiat Group the fiscal unity has been terminated with respect to Fiat Group Automobiles Netherlands B.V. as per January 1, 2011, but its results for 2010 were included in the results of the fiscal unity of the Company. The Company recorded income taxes receivable from companies belonging to the fiscal unity of EUR 149 (2011: EUR 312).

The Company has a significant tax loss carry forward (as at December 31, 2012 approximately EUR 19 million). The Company does not expect to make taxable profits in the coming years which can offset against such loss carry forward, and therefore the tax loss carry forward has not been capitalized.

8. Interest income / (Expenses), net

The position includes:

	2012	2011
Interest income
- affiliated companies	9’756	4’661
- third parties	282	299

	10’038	4’960
Interest expenses
- affiliated companies	(22’137)	(18’901)

Interest income / (expenses), net	(12’099)	(13’941)

9. Result of investments

		2012	2011
Results of the underlying investments	3	919’535	744’290
Gain on sale of investments		807	4’063
Dilution of investments		(16’455)	(7’510)

		903’887	740’843

The detail of the results of Investments is as follows:

Investments	2012	2011
CNH Global N.V.	880’860	658’824
Iveco Nederland B.V.	3’386	1’720
Iveco Magirus A.G.	-37’840	19’520
AMCE-Automotive Manufacturing Co.	2’111	1’567
Iveco Otomotiv Ticaret A.S.	408	335
Iveco AMT Ltd.	1’851	1’817
Iveco Arac Sanayi Ve Ticaret A.S.	-1’328	1’440
Iveco-Austria Gesellschaft m .b.H.	597	574
Iveco Belgium N.V.	5’652	879
Iveco Danmark A.S.	694	601
Iveco Espana S.L.	78’745	170’754
Iveco France S.A.	17’265	31’212
Iveco Holding Limited	7’030	4’916
Iveco Norge A.S.	664	847
Iveco Partecipazioni Finanziarie S.r.l.	-30’304	-173’553
Fiat Industrial Finance France SA	5’033	4’616
Iveco Poland Sp z.o.o.	1’039	-2’277
Iveco Portugal Com . de Vehiculos Ind. S.A.	-236	-265
Iveco Russia LLC	5’619	12’462
Iveco South Africa (Pty) Ltd.	3’455	2’644
Iveco Sweden Aktiebolag	581	753
Iveco Trucks Australia Ltd.	8’243	4’725
Iveco Ukraine LLC	-257	-166
Iveco Venezuela C.A,	10’623	2’105
Mediterranea de Camiones S.L.	-3	-3
Transolver Finance E.F.C. S.A.	-234	-1’420
Transolver Finance S.A.	2’116	—
Iveco FS Holding Limited	-46’306	—
Iveco Finland OY	71	-337

Total Results of Investments	919’535	744’290

Gain on sale of investments

On December 28, 2012 the 100% interest held in Iveco Partecipazioni Finanziarie S.r.l. was sold to Iveco S.p.A., for a consideration of EUR 25’446. The Company recorded a profit on disposal of Investment of EUR 807.

On December 31, 2010, the 100% of Fiat Group Automobiles Netherlands B.V. was sold to Fiat Group Automobiles S.p.A for a consideration of EUR 0.1. This transaction generated a gain of EUR 139 as the investment had a negative book value of EUR -139 in the accounts of FNH.

Subsequently, on April 18, 2011, the “Adjustment agreement on share purchase price” was signed between the Company and Fiat Group Automobiles S.p.A, whereas the seller and the purchaser agreed that the purchase price for the shares on the basis of the equity value of Fiat Group Automobiles Netherlands B.V. as resulting in the statutory financial statements as at December 31, 2010, would be equal to EUR 4’063. As a consequence Fiat Group Automobiles S.p.A paid the difference between the initial price and the purchase price to the Company on April 29, 2011.

Dilution of investments

The loss due to the dilution of investments is entirely attributable to CNH Global N.V. and it relates to the issuance of shares of this subsidiary on the New York Stock Exchange mainly as a result of the CNH Equity Incentive Plan.

10. Employees and Directors’ remuneration

The Company had two employees during 2012 and 2011.

The statutory Directors of the Company received a remuneration of EUR thousand 2’352 (2011: EUR thousand 3’802)

The detail of the staff cost is as follows:

	2012	2011
Salaries	63	64
Social Security	45	45
Pension costs	12	11

Staff cost	120	120

11. Guarantees, commitments and contingent liabilities

At December 31, 2012 the Company had no guarantees in place.

12. Events after the reporting period

On November 25, 2012, Fiat Industrial S.p.A, the parent company, and CNH Gobal N.V., the most significant subsidiary held by the Company for approximately 87%, entered into a definitive merger agreement to combine the businesses of Fiat Industrial and CNH. The terms of the merger agreement provide that Fiat Industrial and CNH will each merge into a newly-formed company organized under the laws of The Netherlands (“NewCo”). In connection with the merger, Fiat Industrial shareholders will receive one NewCo share for each Fiat Industrial common share and CNH shareholders will receive 3.828 NewCo shares for each CNH common share.

The NewCo shares will be listed on the New York Stock Exchange. NewCo will also use its reasonable best efforts to cause the NewCo shares to be admitted to listing on the Mercato Telematico Azionario managed by Borsa Italiana shortly following the closing of the mergers.

The merger agreement contains customary representations and warranties and the merger is subject to customary Closing conditions, including a condition capping the exercise of withdrawal rights by Fiat Industrial shareholders and opposition rights by Fiat Industrial creditors at €325 million in the aggregate. The merger is also subject to approval by the shareholders of each of Fiat Industrial and CNH Global. Fiat Industrial, as 87% shareholder of CNH Global (indirectly owned through the Company), has agreed to vote all of its CNH shares in favor of the merger at the applicable CNH shareholders’ meeting. The merger is expected to close during the third quarter of 2013.

13. Subsidiaries

Below is a list of all subsidiaries directly or indirectly owned by Fiat Netherlands Holding as of December 31, 2012.

Company Name	Country	Percentage
CNH Global N.V.	Netherlands	87.43
Banco CNH Capital S.A.	Brazil	87.43
Bli Group Inc.	U.S.A.	87.43
Blue Leaf I.P. Inc.	U.S.A.	87.43
Blue Leaf Insurance Company	U.S.A.	87.43
Case Brazil Holdings Inc.	U.S.A.	87.43
Case Canada Receivables, Inc.	Canada	87.43
Case Construction Machinery (Shanghai) Co., Ltd	People’s Rep.of China	87.43
Case Credit Holdings Limited	U.S.A.	87.43
Case Dealer Holding Company LLC	U.S.A.	87.43
Case Equipment Holdings Limited	U.S.A.	87.43
Case Equipment International Corporation	U.S.A.	87.43
Case Europe S.a.r.l.	France	87.43
Case Harvesting Systems GmbH	Germany	87.43
Case India Limited	U.S.A.	87.43
Case International Marketing Inc.	U.S.A.	87.43
Case LBX Holdings Inc.	U.S.A.	87.43
Case New Holland Construction Equipment (India) Private Limited	India	85.86
Case New Holland Inc.	U.S.A.	87.43
Case New Holland Machinery (Harbin) Ltd.	People’s Rep.of China	87.43
CASE New Holland Machinery Trading (Shanghai) Co. Ltd.	People’s Rep.of China	87.43
Case United Kingdom Limited	United Kingdom	87.43
CNH (Shanghai) Equipment R&D Co., Ltd.	People’s Rep.of China	87.43
CNH Administradora de Serviços Ltda.	Brazil	87.43
CNH America LLC	U.S.A.	87.43
CNH Argentina S.A.	Argentina	87.43
CNH Asian Holding Limited N.V.	Belgium	87.43
CNH Australia Pty Limited	Australia	87.43
CNH Baumaschinen GmbH	Germany	87.43
CNH Belgium N.V.	Belgium	87.43
CNH Canada, Ltd.	Canada	87.43
CNH Capital America LLC	U.S.A.	87.43
CNH Capital Australia Pty Limited	Australia	87.43
CNH Capital Benelux NV	Belgium	87.43
CNH Capital Canada Ltd.	Canada	87.43
CNH Capital Equipment Loan and Lease Facility LLC	U.S.A.	87.43
CNH Capital Finance LLC	U.S.A.	87.43
CNH Capital LLC	U.S.A.	87.43
CNH Capital Operating Lease Equipment Receivables LLC	U.S.A.	87.43
CNH Capital Receivables LLC	U.S.A.	87.43
CNH Capital U.K. Ltd	United Kingdom	87.43

CNH Componentes, S.A. de C.V.	Mexico	87.43
CNH Danmark A/S	Denmark	87.43
CNH Deutschland GmbH	Germany	87.43
CNH Engine Corporation	U.S.A.	87.43
CNH Europe Holding S.A.	Luxembourg	87.43
CNH Financial Services A/S	Denmark	87.43
CNH Financial Services GmbH	Germany	87.43
CNH Financial Services S.A.S.	France	87.43
CNH France	France	87.43
CNH International S.A.	Switzerland	87.43
CNH Italia s.p.a.	Italy	87.43
CNH Latin America Ltda.	Brazil	87.43
CNH Maquinaria Spain S.A.	Spain	87.43
CNH Osterreich GmbH	Austria	87.43
CNH Polska Sp. z o.o.	Poland	87.43
CNH Portugal-Comercio de Tractores e Maquinas Agricolas Ltda	Portugal	87.43
CNH Receivables LLC	U.S.A.	87.43
CNH Reman LLC	U.S.A.	43.71
CNH Services (Thailand) Limited	Thailand	87.43
CNH Services S.r.l.	Italy	87.43
CNH U.K. Limited	United Kingdom	87.43
CNH Wholesale Receivables LLC	U.S.A.	87.43
CNH-KAMAZ Commercial B.V.	Netherlands	44.59
CNH-KAMAZ Industrial B.V.	Netherlands	43.71
Farmpower Pty Limited	Australia	87.43
Fiat Switzerland SA	Switzerland	87.43
Fiatallis North America LLC	U.S.A.	87.43
Flagship Dealer Holding Company, LLC	U.S.A.	87.43
Flexi-Coil (U.K.) Limited	United Kingdom	87.43
HFI Holdings Inc.	U.S.A.	87.43
Kobelco Construction Machinery America LLC	U.S.A.	56.83
Limited Liability Company “CNH Parts and Service Operations”	Russia	87.43
LLC CNH-KAMAZ Commerce	Russia	44.59
LLC CNH-KAMAZ Industry	Russia	43.71
MBA AG	Switzerland	87.43
New Holland Credit Company, LLC	U.S.A.	87.43
New Holland Excavator Holdings LLC	U.S.A.	87.43
New Holland Fiat (India) Private Limited	India	84.29
New Holland Holding (Argentina) S.A.	Argentina	87.43
New Holland Holding Limited	United Kingdom	87.43
New Holland Kobelco Construction Machinery S.p.A.	Italy	86.70
New Holland Ltd	United Kingdom	87.43
New Holland Tractor Ltd. N.V.	Belgium	87.43
O & K - Hilfe GmbH	Germany	87.43
Pryor Foundry Inc.	U.S.A.	87.43
Receivables Credit II Corporation	Canada	87.43
Shanghai New Holland Agricultural Machinery Corporation Limited	People’s Rep.of China	52.46
Steyr Center Nord GmbH	Austria	87.43
Uzcaseagroleasing LLC	Uzbekistan	44.59
UzCaseMash LLC	Uzbekistan	52.46
UzCaseService LLC	Uzbekistan	44.59
UzCaseTractor LLC	Uzbekistan	44.59
Afin Bohemia s.r.o.	Czech Republic	100.00
Iveco Capital Broker de Asigurare - Reasigurare S.r.l.	Romenia	100.00

Afin Bulgaria EAD	Bulgaria	100.00
Afin Leasing AG	Austria	100.00
Afin Slovakia S.R.O.	Slovack Republic	100.00
Afin Trade Bulgaria Eood	Bulgaria	100.00
Amce-Automotive Manufacturing Co.Ethiopia	Ethiopia	70.00
Effe Grundbesitz GmbH	Germany	78.73
F. Pegaso S.A.	Spain	100.00
Heuliez Bus S.A.	France	100.00
IAV-Industrie-Anlagen-Verpachtung GmbH	Germany	83.10
Ikarus Egyedi Autobusz GY	Hungary	89.09
Industrial Vehicles Center Hainaut S.A.	Belgium	100.00
Irisbus (U.K.) Ltd	United Kingdom	100.00
Irisbus Australia Pty. Ltd.	Australia	100.00
Irisbus Benelux Ltd.	Luxembourg	100.00
IVC Brabant N.V. S.A.	Belgium	100.00
Iveco (Schweiz) AG	Switzerland	100.00
Iveco Arac Sanayi VE Ticaret A.S.	Turkey	100.00
Iveco Argentina S.A.	Argentina	100.00
Iveco Austria GmbH	Austria	100.00
Iveco Bayern GmbH	Germany	88.34
Iveco Capital Leasing IFN S.A.	Romenia	100.00
Iveco Capital Limited	United Kingdom	100.00
Iveco Capital Russia LLC	Russia	100.00
Iveco Capital SA	Switzerland	100.00
Iveco Contract Services Limited	United Kingdom	100.00
Iveco Czech Republic A.S.	Czech Republic	97.98
Iveco Danmark A/S	Denmark	100.00
Iveco Espana S.L.	Spain	100.00
Iveco Est Sas	France	100.00
Iveco Finance AG	Switzerland	100.00
Iveco Finance GmbH	Germany	100.00
Iveco Finance Holdings Limited	United Kingdom	100.00
Iveco Finanziaria S.p.A.	Italy	100.00
Iveco Finland OY	Finland	100.00
Iveco France	France	100.00
Iveco FS Holdings Limited	United Kingdom	100.00
Iveco Holdings Limited	United Kingdom	100.00
Iveco Insurance Vostok LLC	Russia	100.00
Iveco International Trade Finance S.A.	Switzerland	100.00
Iveco Investitions GmbH	Germany	87.47
Iveco L.V.I. S.a.s.	France	100.00
Iveco Latin America Ltda	Brazil	100.00
Iveco Limited	United Kingdom	100.00
Iveco Magirus AG	Germany	88.34
Iveco Magirus Brandschutztechnik GmbH	Germany	79.35
Iveco Magirus Brandschutztechnik GmbH	Austria	79.35
Iveco Magirus Brandschutztechnik Gorlitz GmbH	Germany	79.35
Iveco Magirus Fire Fighting GmbH	Germany	79.53
Iveco Magirus Firefighting CAMIVA S.a.s. (societè par actions simplifièe)	France	79.53
Iveco Magyarorszag Kereskedelmi KFT	Hungary	100.00
Iveco Nederland B.V.	Netherlands	100.00
Iveco Nord Nutzfahrzeuge GmbH	Germany	88.34

Iveco Nord S.A.	France	99.77
Iveco Nord-Ost Nutzfahrzeuge GmbH	Germany	88.34
Iveco Norge A.S.	Norway	100.00
Iveco Otomotiv Ticaret A.S.	Turkey	100.00
Iveco Participations s.a.s.	France	100.00
Iveco Pension Trustee Ltd	United Kingdom	100.00
Iveco Poland Ltd.	Poland	100.00
Iveco Portugal-Comercio de Veiculos Industriais S.A.	Portugal	100.00
Iveco Provence s.a.s.	France	100.00
Iveco Romania S.r.l.	Romenia	100.00
Iveco Slovakia, s.r.o.	Slovack Republic	97.98
Iveco South Africa (Pty) Ltd.	South Africa	100.00
Iveco Sud-West Nutzfahrzeuge GmbH	Germany	88.34
Iveco Sweden A.B.	Sweden	100.00
Iveco Trucks Australia Limited	Australia	100.00
Iveco Ukraine LLC	Ukraine	100.00
Iveco Venezuela C.A.	Venezuela	62.69
Iveco West Nutzfahrzeuge GmbH	Germany	88.34
La Garde Chaberte S.C.I.	France	100.00
Le Logis De Villeneuve S.C.I.	France	100.00
Les Estroublans 2 S.C.I.	France	100.00
Les Estroublans de Vitrolle S.C.I.	France	100.00
Les Paluds D`Aubagne S.C.I.	France	100.00
Mediterranea de Camiones S.L.	Spain	100.00
OOO Iveco Russia	Russia	100.00
Puget Les Plaines S.C.I.	France	100.00
S.A. Iveco Belgium N.V.	Belgium	100.00
Seddon Atkinson Vehicles Ltd	United Kingdom	100.00
Société Charolaise de Participations S.A.	France	100.00
Société de Diffusion de Vehicules Industriels-SDVI S.A.S.	France	100.00
Transolver Finance S.A.	France	100.00
Transolver Service S.A.	Spain	100.00
Transolver Services S.A.	France	99.76
UAB Iveco Capital Baltic	Lithuania	100.00
Utilitaries & Véhicules Industriels Franciliens-UVIF SAS	France	100.00
Zona Franca Alari Sepauto S.A.	Spain	51.87
2 H Energy S.A.S.	France	100.00
FPT - Powertrain Technologies France S.A.	France	100.00
Fiat Industrial Finance France S.A.	France	100.00
Case Mexico S.A. de C.V.	Mexico	43.71
Case Special Excavators N.V.	Belgium	43.71
CNH Comercial, SA de C.V.	Mexico	43.71
CNH de Mexico SA de CV	Mexico	43.71
CNH Industrial S.A. de C.V.	Mexico	43.71
CNH Servicios Comerciales, S.A. de C.V., SOFOM, E.N.R.	Mexico	42.84
CNH Servicios Corporativos S.A. de C.V.	Mexico	43.71
New Holland HFT Japan Inc.	Japan	43.71
Turk Traktor Ve Ziraat Makineleri A.S.	Turkey	32.79
Transolver Finance Establecimiento Financiero de Credito S.A.	Spain	50.00
Farmers New Holland Inc.	U.S.A.	87.43
Jackson New Holland, Inc.	U.S.A.	82.48
Mid State New Holland, Inc.	U.S.A.	76.50
Northside New Holland Inc.	U.S.A.	60.92

Iveco Colombia S.a.s.	Colombia	62,69
Case Construction Equipment, Inc.	U.S.A.	87.43
Case IH Agricultural Equipment, Inc.	U.S.A.	87.43
Fermec North America Inc.	U.S.A.	87.43
International Harvester Company	U.S.A.	87.43
J.I. Case Company Limited	United Kingdom	87.43
New Holland Agricultural Equipment S.p.A.	Italy	87.43
New Holland Construction Equipment S.p.A.	Italy	87.43
RosCaseMash	Russia	33.44
K2012173554 (South Africa) (Pty) Ltd	South Africa	100.00
MVPC LLC	Russia	50.00
Componentes Mecanicos S.A.	Spain	100.00
Al-Ghazi Tractors Ltd	Pakistan	37.74
CNH Capital Europe S.a.S.	France	43.63
Employers Health Initiatives LLC	U.S.A.	87.43
Farm FZCO	United Arab Emirates	25.17
IVECO-AMT Ltd.	Russia	33.33
Consorzio Nido Industria Vallesina	Italy	33.86
Sotra S.A.	Ivory Coast	39.80
Trucks & Bus Company	Libya	25.00
Consorzio per lo Sviluppo delle Aziende Fornitrici in liquidazione	Italy	9.33
Nuova Didactica S.c. a r.l.	Italy	10.73
Polagris S.A.	Lithuania	9.66
CODEFIS Società consortile per azioni	Italy	17.24

February 21, 2013

On behalf of the Board of Directors

/s/ Alfredo Altavilla

Alfredo Altavilla

CHAIRMAN